Exhibit 99.1

Playboy Reports Second Quarter 2026 Financial Results

Second Quarter Revenue of $31.2 Million, an Increase of 11%; Net Income of $0.2 Million, an Improvement of $7.9 Million; and Adjusted EBITDA of $7.0 Million, an Increase of 100% and Inclusive of $0.7 Million of Litigation Expenses in the Quarter

LOS ANGELES – August 10, 2026 (GLOBE NEWSWIRE) – Playboy, Inc. (NASDAQ: PLBY) (the “Company” or “Playboy”), a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead happier, more fulfilling lives, today announced financial and operational results for its second quarter ended June 30, 2026.

Financial Summary

($ in millions)	Q2 2026	Q2 2025	% Change
Revenues	$31.2	$28.1	11%
Operating Expenses	$(28.2)	$(34.0)	(17)%
Net Income (Loss)	$0.2	$(7.7)	103%
Adj. EBITDA (non-GAAP)	$7.0	$3.5	100%

Second Quarter 2026 & Recent Operational Highlights

•Playboy licensing revenue remains highly predictable and recurring, with approximately 91% of fiscal year 2026 licensing revenue supported by contractual guarantees and more than $320 million in unrecognized future revenue.

•Honey Birdette delivered 18.2% year-over-year sales growth in the second quarter of 2026, with gross margin of 65.1%. Comparable store sales grew 15%, with positive comparable store sales growth in all regions and through all channels.

•The Company grew total cash, including restricted cash, by approximately $2.5 million during the second quarter, reflecting ongoing operations of the business, in contrast to the first quarter, which included significant one-time closing costs incurred in connection with the new China JV transaction.

•Opened fan voting in the Company’s global model search collaboration between Playboy and Honey Birdette that attracted nearly 50,000, or three times the number of contestants, and approximately two and a half times the revenue as the Company’s prior contest. The latest contest’s economics are not included in the second quarter results because the contest did not end until August.

•Announced agreement to repurchase 16.6 million shares of common stock, representing nearly 14% of the Company’s outstanding shares, at a fixed price of $1.05 per share, a 28% discount to market value at the time of transaction, and supported by a backstop agreement with two significant stockholders.

•Playboy joined the small-cap Russell 2000® Index and the broad-market Russell 3000® Index in connection with the conclusion of the 2026 Russell indexes reconstitution, which the Company believes may increase its visibility within the institutional investment community, broaden its shareholder base and enhance trading liquidity.

Management Commentary

Ben Kohn, Chief Executive Officer of Playboy, commented, “The second quarter demonstrated that the platform we have built is compounding, with continued revenue growth, our sixth consecutive quarter of positive adjusted EBITDA, and decisive steps to create shareholder value. Our agreement to repurchase Fortress’s entire 16.6 million-share position, nearly 14% of our shares outstanding, at a 28% discount to market value at the time of the transaction is immediately accretive to stockholders, and we structured the payments to preserve balance sheet flexibility that supports our deleveraging plan.

“Our brand engine continues to gain momentum. Following our sold-out Spring 2026 issue starring Karol G, we revealed Cara Delevingne as our Summer 2026 cover star, and another paid-voting contest, in collaboration with Honey Birdette, attracted nearly 50,000 contestants, nearly three times our prior contest. Our licensing foundation remains highly predictable, anchored by contractual guarantees and more than $320 million in unrecognized future licensing revenue, while Honey Birdette continues to grow with strong gross margins.

“Joining the Russell 2000 and Russell 3000 indexes at the end of June reflects the meaningful progress we have made in strengthening Playboy’s operating performance and balance sheet. With a clear path to further debt reduction and a content engine that keeps Playboy at the center of culture, we are executing from a position of strength as we work to deliver sustainable, long-term value for my fellow stockholders,” concluded Kohn.

Second Quarter 2026 Financial Results

Total revenue grew 11% to $31.2 million, compared to $28.1 million in the second quarter of 2025. The increase in revenue was primarily due to continued strong performance of Honey Birdette.

Direct-to-consumer revenue was $19.5 million, up 18.2% from the $16.5 million in the second quarter of 2025. The increase was driven by stronger than expected growth both online and in stores, with higher gross margins.

Licensing revenue was $11.2 million, compared to $10.9 million in the second quarter of 2025, reflecting a year-over-year increase of $0.2 million, or 2.2%. The change was primarily due to the Company’s continued repositioning of its licensing business around fewer, larger partners.

Operating expenses were $28.2 million, a decrease of 17.0% from $34.0 million in the second quarter of 2025. The decrease is due largely to the prior year comparative period having a $2.4 million non-recurring settlement with a licensing agent, $1.5 million in impairment charges related to right-of-use assets, and lower personnel and legal expenses in the second quarter of 2026.

Net income was $0.2 million, or less than a cent per share, compared to a net loss of $7.7 million, or $(0.08) per share, in the second quarter of 2025. The improvement is due to continued revenue growth and a focus on operating efficiencies.

Adjusted EBITDA was $7.0 million, an increase of 100% from adjusted EBITDA of $3.5 million in the second quarter of 2025. Excluding litigation expenses, adjusted EBITDA would have been $7.7 million.

As of June 30, 2026, the Company had $37.1 million in total cash.

Conference Call

Management will host an investor conference call at 5:00 p.m. Eastern time on Monday, August 10, 2026, to discuss the Company’s second quarter 2026 financial results, provide a corporate update, and conclude with taking questions from telephone participants. To participate, please use the following information:

Q2 2026 Earnings Conference Call

Date: Monday, August 10, 2026
Time: 5:00 p.m. Eastern time
U.S. Dial-in: 1-877-423-9813
International Dial-in: 1-201-689-8573
Conference ID: 13761740
Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1769724&tp_key=2ae57247c3
Please join at least five minutes before the start of the call to ensure timely participation.

A telephone playback of the call will be available through Thursday, September 10, 2026. To listen, please call 1-844-512-2921, using replay pin number 13761740. A webcast replay will be available using the webcast link above.

About Playboy, Inc.

Playboy (Nasdaq: PLBY) is a global pleasure and leisure company, built on one of the most globally recognized brands. By leveraging its iconic intellectual property, Playboy pursues an asset-light model across licensing, digital content, consumer products and experiential offerings, helping consumers worldwide to live more fulfilling lives. To learn more, please visit https://investors.playboy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, growth plans and anticipated financial impacts of its strategic opportunities and corporate transactions.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Factors that may cause such differences include, but are not limited to: (1) the inability to maintain the listing of the Company’s shares of common stock on Nasdaq; (2) the risk that the Company’s completed or proposed transactions disrupt the Company’s current plans and/or operations, including the risk that the Company does not complete any such proposed transactions or achieve the expected benefits from any transactions; (3) the ability to recognize the anticipated benefits of corporate transactions, commercial collaborations, cost reduction initiatives and proposed transactions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and the Company’s ability to retain its key employees; (4) costs related to being a public company, corporate transactions, commercial collaborations and proposed transactions; (5) changes in applicable laws or regulations; (6) the possibility that the Company may be adversely affected by global hostilities, supply chain delays, inflation, interest rates, tariffs, foreign currency exchange rates or other economic, business, and/or competitive factors; (7) risks relating to the uncertainty of the projected financial information of the Company, including changes in the Company’s estimates of cash flows and the fair value of certain of its intangible assets, including goodwill; (8) risks related to the organic and inorganic growth of the Company’s businesses, and the timing of expected business milestones; (9) changing demand or shopping patterns for the Company’s products and services; (10) failure of licensees, suppliers or other third-parties to fulfill their obligations to the Company; (11) the Company’s high concentration of licensing revenue from a small number of licensees; (12) the Company’s ability to comply with the terms of its indebtedness and other obligations; (13) changes in financing markets or the inability of the Company to obtain financing on attractive terms; and (14) other risks and uncertainties indicated from time to time in the Company’s Annual Report on Form 10-K, including those under “Risk Factors” therein, and in the Company’s other filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive, and readers should not place undue reliance upon any forward-looking statements, which speak only as of the date which they were made. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Investor Relations Contact:
Lucas A. Zimmerman
Managing Director
MZ Group - MZ North America
+1 (949) 259-4987
PLBY@mzgroup.us or investors@playboy.com

Public Relations Contact: press@playboy.com

Playboy, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenues	$31,218	$28,148	$61,454	$57,023
Costs and expenses:
Cost of sales	(8,396)	(9,739)	(17,940)	(18,792)
Selling and administrative expenses	(19,756)	(22,366)	(42,990)	(47,763)
Impairments	—	(1,541)	—	(1,842)
Other operating (expense) income, net	(91)	(385)	810	(769)
Total operating expense	(28,243)	(34,031)	(60,120)	(69,166)
Operating income (loss)	2,975	(5,883)	1,334	(12,143)
Nonoperating (expense) income:
Interest expense, net	(2,218)	(1,907)	(4,717)	(3,795)
Other income, net	500	1,000	1,527	1,202
Total nonoperating expense	(1,718)	(907)	(3,190)	(2,593)
Income (loss) before income taxes	1,257	(6,790)	(1,856)	(14,736)
Expense from income taxes	(1,059)	(889)	(1,909)	(1,984)
Net income (loss)	198	(7,679)	(3,765)	(16,720)
Net income (loss) per share, basic and diluted	$—	$(0.08)	$(0.03)	$(0.18)
Weighted-average shares outstanding, basic and diluted	114,695,987	94,397,910	114,441,426	93,549,044

Adjusted EBITDA Reconciliation
This press release presents the financial measure earnings (net income or loss) before interest, income tax expense or benefit, and depreciation and amortization (“EBITDA”). “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management. Adjusted EBITDA is intended as a supplemental measure of the Company’s performance that is neither required by, nor presented in accordance with, GAAP. The Company believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, investors should be aware that when evaluating EBITDA and Adjusted EBITDA, the Company may incur future expenses similar to those excluded when calculating these measures. In addition, the Company’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate Adjusted EBITDA in the same fashion.
In addition to adjusting for non-cash stock-based compensation, non-cash charges for the fair value remeasurements of certain liabilities, non-recurring non-cash impairments and asset write-downs, the Company typically adjusts for non-operating expenses and income, such as nonrecurring special projects, including related consulting expenses, transition expenses, settlements, nonrecurring gain or loss on the sale of assets, expenses associated with financing activities, and reorganization and severance expenses that result from the elimination or rightsizing of specific business activities or operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. Investors should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate the Company’s business.

The following table reconciles the Company’s net income (loss) to EBITDA and Adjusted EBITDA:

GAAP Net Income (Loss) to Adjusted EBITDA Reconciliation
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income (loss)	$198	$(7,679)	$(3,765)	$(16,720)
Adjusted for:
Interest expense	2,218	1,907	4,717	3,795
Expense from income taxes	1,059	889	1,909	1,984
Depreciation and amortization	707	778	1,652	1,582
EBITDA	4,182	(4,105)	4,513	(9,359)
Adjusted for:
Transaction expenses	155	—	3,364	—
Licensing commissions settlement	—	2,400	—	2,400
Transition expenses	—	1,170	—	5,000
Severance	4	322	71	2,593
Stock-based compensation	2,499	1,666	3,668	2,353
Impairments	—	1,541	—	1,842
Adjustments	127	477	367	1,019
Adjusted EBITDA	$6,967	$3,471	$11,983	$5,848